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                                                                    Exhibit 99.1

HAIGHTS CROSS COMMUNICATIONS
----------------------------
PRESS RELEASE
-------------

Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com
-------------------------

Editorial Contact:
Michael Stugrin
(562) 498-6353                                             FOR IMMEDIATE RELEASE
mstugrin@verizon.net
--------------------


                      HAIGHTS CROSS COMMUNICATIONS REPORTS
                           FIRST QUARTER 2004 RESULTS

               Investor and Analyst Conference Call Scheduled for
                         May 11, 2004, at 4:00 PM (ET)


White Plains, NY, May 10, 2004 - Haights Cross Communications, Inc. (HCC) today reported results for the first quarter ended March 31, 2004. All reported financial information in this press release relates to continuing operations only.

Results for the First Quarter 2004

     Revenue for the first quarter 2004 was $39.6 million, which reflected an increase of $1.4 million, or 3.8%, from revenue of $38.1 million for the first quarter 2003.

     Revenue from the Educational Publishing Group increased $1.3 million, or 7.2%, to $20.1 million for the first quarter 2004 from $18.8 million for the first quarter 2003. Triumph Learning's revenue continued to show strong growth, increasing $1.0 million, or 13.9%, for the quarter over the comparable period of the prior year, due to strong sales in Maryland, Mississippi, South Carolina, and Louisiana. Revenue for Sundance/Newbridge increased $0.4 million, or 4.5%, due to sales of the new Reading Power Works (tm) product line. Revenue for Oakstone was flat at $3.9 million.

     Revenue from the Library Publishing Group increased $0.1 million, or 0.5%, to $19.4 million for the first quarter 2004, from $19.3 million for the first quarter 2003. Revenue for Recorded Books increased $0.8 million, or 5.1%, in the first quarter of 2004.


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                                                                               2

Revenue for Chelsea House declined $0.7 million, or 20.4%, quarter over quarter, due to reduced spending by libraries on traditional materials.

     Income from operations for the first quarter 2004 decreased $0.5 million, or 6.5%, to $6.8 million from $7.2 million for the first quarter 2003. The decline is due to a $0.6 million increase in amortization of product development costs.

     EBITDA, defined as earnings before interest, taxes, depreciation and amortization, increased $0.3 million, or 2.8%, to $9.9 million for the first quarter 2004 from $9.7 million for the first quarter 2003, due primarily to the revenue increase of 3.8%. Increased sales and marketing costs including new in-house sales reps and marketing campaigns, partially offset the earnings provided by the revenue growth.

     Adjusted EBITDA, defined as EBITDA excluding the impact of restructuring and restructuring related charges and equity plan expenses, increased $0.1 million, or 1.4%, to $10.5 million for the first quarter 2004, from $10.3 million for the first quarter 2003.

     Capital expenditures - pre-publication costs relate to costs incurred in the development of new products. For the first quarter 2004, we invested $2.7 million in pre-publication costs, compared to $3.5 million during the first quarter 2003. We plan expenditures of approximately $15.9 million for pre-publication costs in 2004. This level of spending is based on furthering our core successful products and the development of new products.

     Capital expenditures - property and equipment relate to the purchase of tangible fixed assets such as computers, software and leasehold improvements. For the first quarter 2004, we invested $0.7 million of property, building and equipment expenditures, compared to $0.9 million during the first quarter 2003. We plan expenditures of approximately $2.4 million for property and equipment in 2004.

     Peter J. Quandt, HCC chairman and chief executive officer, said: "We are pleased with our first quarter's financial performance. Although our revenue growth was hardly robust, achieving nearly 4% sales growth in this difficult market is an achievement. Strong sales from our back lists and core product lines are impressive as is acceptance of new products--particularly Triumph Learning's new software and print books. In April, we completed the acquisition of Buckle Down Publishing, which will accelerate Triumph Learning's impressive growth even further. With our announced intent to divest Oakstone Publishing, we will be a pure-play school and library publisher and this focus will be beneficial."

     Paul J. Crecca, HCC's executive vice president and chief financial officer, added: "We believe our respectable top line performance in the quarter is a good indicator that overall education spending, after a long period of softness, has begun to improve, and that the operating investments we are making in our sales forces and marketing campaigns will return noticeable dividends in future periods."

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                                                                               3

Investor Conference Call

     HCC's conference call for investors, analysts, and the media will be held on May 11, 2004, starting at 4:00 PM (ET). Participating in the call will be Peter J. Quandt, HCC chairman and CEO, and Paul J. Crecca, HCC executive vice president and CFO. To participate, please call 888.423.3275 (USA) or
612.332.0345 (International).

     A digitized replay of the conference call will be available from May 11, 2004 starting at 9:15 PM (ET) ending on May 25, 2004 at 11:59 PM (ET). To listen to the replay, please call 800.475.6701 (USA) or 320.365.3844 (International) and enter the access code of 729751.


Operating Unit Highlights 2004

Sundance/Newbridge Publishing
In the first quarter, Sundance/Newbridge published 153 new titles, including nine new series in the popular Reading Power Works (tm) line. Sales from backlist titles continued to be strong and consistently represent a significant portion of the total revenue. Sales of Discovery Links Intermediate Plus and Early Science both experienced double-digit growth over the same period last year. The company also increased its dedicated sales force and consolidated the Chelsea House Publishers' accounting and payroll functions into the Northborough facility.

Triumph Learning
Triumph Learning's first quarter revenue growth was driven by strong sales of new software and print products introduced in the fourth quarter 2003. The largest group of new products was the Triumph Learning software line which includes 39 products for Texas, Georgia, Tennessee, and Pennsylvania. Software products for additional states will be launched later this year. The first quarter also saw the expansion of the in-house sales force.

Oakstone Publishing
Oakstone launched two new product lines in the first quarter of 2004. The first launch was the "Osler in Audio: Ophthalmology" program which provides boards review and a recertification program for ophthalmologists. Additional Osler in Audio specialties will be launched in upcoming months, including Pathology, Anesthesiology, Psychiatry and Neurology. Oakstone also launched "Informed Consent Toolkit: Urology", a new software program designed to assist urologists with providing patients the opportunity to give informed consent before undergoing procedures. The toolkit loads onto a physician's office computer and provides print-outs of procedure details and recovery information for patients to review and sign prior to undergoing a procedure.

Recorded Books
Recorded Books' first quarter revenue benefited from numerous new product releases including the new Putumayo World Music series released late in the fourth quarter of 2003 and earnings from a Pimsleur sublicense. Audiobooks in the CD format and the aforementioned Pimsleur foreign language programs sold well. The school division's performance improved and was in part driven by increased school spending and by

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                                                                               4

promoting research results showing audiobooks can improve reading skills of students who struggle with reading. The retail market has begun to improve and Recorded Books published a number of best selling audiobooks, including: My Sister's Keeper, by Jodi Picoult; Whisker of Evil, by Rita Mae Brown; The Glorious Appearing, by Tim LaHaye and Jerry B. Jenkins; and The Full Cupboard of Life, by Alexander McCall Smith.

Chelsea House Publishers
Chelsea House published 77 new titles in the first quarter, including 24 new titles under the highly acclaimed Clubhouse imprint for children. These included such titles as American Indian Art and Culture, The Solar System, and Ecosystems. Also in the first quarter, Chelsea House added Bloom's Guides, Bloom's Period Studies, and Bloom's Literary Characters to its best-selling Bloom line of literary criticism; and published such high-interest, current events series as Defeating Terrorism/Developing Dreams: Beyond 9/11 and the Iraq War and Arbitrary Borders: Political Boundaries in World History.

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                                                                               5

Haights Cross Communications, Inc.

Condensed Consolidated Financial Information - Unaudited

Dollars in thousands


                                                          Three Months Ended
                                                               March 31,
                                                     2004                 2003
                                                   -----------------------------

Sundance/Newbridge                                 $  8,342            $  7,986
Triumph Learning                                      7,917               6,951
Oakstone                                              3,887               3,861
                                                   -----------------------------
   Educational Publishing Group                      20,146              18,798
Recorded Books                                       16,606              15,799
Chelsea House                                         2,811               3,530
                                                   -----------------------------
   Library Publishing Group                          19,417              19,329
                                                   -----------------------------
Total Revenue                                      $ 39,563            $ 38,127
Operating Expenses                                   32,793              30,883
                                                   -----------------------------
Income From Operations                                6,770               7,244
Net Income/(Loss)                                  $ (5,314)           $  2,275
                                                   =============================


Other Financial Data:


                                                          Three Months Ended
                                                               March 31,
                                                     2004                 2003
                                                   -----------------------------

EBITDA by Segment:

Sundance/Newbridge                                 $  1,992            $  1,881
Triumph Learning                                      3,029               2,414
Oakstone                                                541                 805
                                                   -----------------------------
   Educational Publishing Group                       5,562               5,100
Recorded Books                                        4,889               4,785
Chelsea House                                           464               1,047
                                                   -----------------------------
   Library Publishing Group                           5,353               5,832
                                                   -----------------------------
Corporate                                              (970)             (1,258)
                                                   -----------------------------
EBITDA                                             $  9,945            $  9,674
Adjusted EBITDA                                    $ 10,462            $ 10,317

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Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA:


                                                          Three Months Ended
                                                               March 31,
                                                     2004                 2003
                                                   -----------------------------

Net Income/(Loss)                                   $ (5,314)           $  2,275

Net Loss/ (Income) from Discontinued
  Operations                                               -                 150
Interest Expense and Other (a)                        12,084               4,819
                                                   -----------------------------
Income From Operations                                 6,770               7,244
Amortization of Prepublication Cost                    2,594               1,954
Depreciation and Amortization                            581                 476
                                                   -----------------------------
EBITDA                                              $  9,945            $  9,674

Restructuring and Restructuring Related
  Charges                                                517                 643
                                                   -----------------------------
Adjusted EBITDA                                     $ 10,462            $ 10,317




Other Data:


                                                          Three Months Ended
                                                               March 31,
                                                     2004                 2003
                                                   -----------------------------
Capital Expenditures - Product
   Development Costs (Pre-Publication
   Costs)                                           $  2,681            $  3,526
Capital Expenditures - Property and
   Equipment                                        $    673            $    858




Selected Balance Sheet Data:



                                                          As of March 31,
                                                     2004                 2003
                                                   -----------------------------

Cash and Cash Equivalents                           $  77,747          $  32,289
Working Capital                                     $  99,363          $  42,216
Long Term Debt (a)                                  $ 409,492          $ 238,750


(a) This increase was related to the adoption of SFAS No. 150 as of January 1, 2004 which required our Series B senior preferred stock dividends and accretion to be included in interest expense and the issuance of the 12 1/2% senior discount notes in February 2004.
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About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public and school library publishing, audiobooks, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Recorded Books (Prince Frederick, MD), Chelsea House Publishers (Langhorne, PA), and Oakstone Publishing (Birmingham, AL). Haights Cross investors include Great Hill Partners and Peter J. Quandt. For more information visit www.haightscross.com.

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Safe Harbor Statement: This press release contains forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

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